Federal Housing Finance Agency

Constitution Center

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Washington,  D.C. 20219

Telephone: (202) 649-3800

Facsimile: (202) 649-1071

www.fhfa.gov

To:	Federal Home Loan Bank Presidents and Chief Executive Officers President and Chief Executive Officer, Office of Finance

From:Andre D. Galeano, Deputy Director

Division of Federal Home Loan Bank Regulation Subject:Supervisory Letter - Planning for LIBOR Phase-Out Date:September 27, 2019

To ensure that the Federal Home Loan Banks (FHLBanks or Banks) will be able to identify and prudently manage the risks associated with the termination ofLIBOR in a safe and sound manner, the FHLBanks should, by March 31, 2020, no longer enter into new financial assets, liabilities, and derivatives that reference LIBOR and mature after December 31, 2021 for all product types except investments. For investments, the FHLBanks should, by December 31, 2019, stop purchasing investments that reference LIBOR and mature after December 31, 2021. The above phase-out dates do not apply to collateral accepted by the FHLBanks.

Each Bank should report to the Division of FHLBank Regulation (DBR) any new LIBOR-based transactions maturing after December 31, 2021 into which it enters. This reporting should be done on a month-end basis beginning with October 2019. Each Bank should encourage its members to distinguish collateral linked to LIBOR with maturies beyond 2021 by updating collateral certification reporting requirements by March 31, 2020.

Recognizing that there may be LIBOR-indexed, long-dated products that serve a compelling mission, risk-mitigating, and/or hedging purpose (e.g., swaptions) that do not currently have readily available alternatives, DBR requests the FHLBanks jointly submit a single list ofLIBOR indexed products maturing after 2021 that they would like to continue to use after March 31, 2020. This list should not include derivatives FHLBanks acquire to offset market risks from structured advances products. For each product submitted to DBR, the Banks should include a statement explaining how they will manage the risks the products present and how the products serve the mission of the FHLBanks.

If you have any questions, please contact your examiner-in-charge, Associate Director of Examinations, or Daniel E. Coates, Senior Associate Director and Chairman of the FHFA's Reference Rate Transition Steering Committee at Daniel.Coates@fhfa.gov or 202-649-3280.